Exhibit 10.3

Shares
NONEMPLOYEE DIRECTOR
RESTRICTED STOCK AGREEMENT
This NONEMPLOYEE DIRECTOR RESTRICTED STOCK AGREEMENT (this “Agreement”) is between OCEANEERING INTERNATIONAL, INC. (the “Company”) and ____________________ (the “Participant”), a nonemployee Director, regarding an award (this “Award”) of __________________ shares of Common Stock (as defined in the 2020 INCENTIVE PLAN OF OCEANEERING INTERNATIONAL, INC. (the “Plan”), such Common Stock comprising this Award referred to herein as “Restricted Stock”) awarded to the Participant effective ____________________ (the “Award Date”), such number of shares being subject to adjustment as provided in Section 15 of the Plan and further subject to the following terms and conditions:
1.Relationship to Plan. This Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Board thereunder and are in effect on the date hereof. Except as defined or otherwise specifically provided herein, capitalized terms shall have the same meanings ascribed to them under the Plan.
2.Vesting and Lapse of Restrictions.
(a)All shares of Restricted Stock shall vest in full (and all restrictions thereon shall lapse) on the first anniversary of the Award Date, provided the Participant is continuously providing service as Director through such date.
(b)All shares of Restricted Stock (and any substitute security and cash component distributed in connection with a Change of Control) shall vest in full (and all restrictions thereon shall lapse), irrespective of the provision set forth in subparagraph (a) above, provided that the Participant has been in continuous service as a Director since the Award Date, upon the earlier to occur of:
(i)the Participant’s termination of service due to death or Disability; or
(ii)a Change of Control.
For purposes of this Award, “Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. The Participant’s inability and its anticipated duration shall be determined solely by a medical physician of the Participant’s
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choice to be approved by the Company, which approval shall not be unreasonably withheld.
3.Forfeiture of Award. If the Participant’s service as a Director terminates under any circumstances (except those provided in Paragraph 2 of this Agreement or in any other written agreement between the Participant and the Company which provides for vesting of the Restricted Stock), all unvested Restricted Stock as of the termination date shall be forfeited.
4.Registration of Shares. The Participant’s right to receive the Restricted Stock shall be evidenced by book entry registration (or by such other manner as the Committee may determine) at the beginning of the Restriction Period. Upon termination of the Restriction Period, a certificate representing such shares shall be delivered upon written request to the Participant as promptly as is reasonably practicable following such termination.
5.Code Section 83(b) Election. The Participant shall be permitted to make an election under Code Section 83(b), to include an amount in income in respect of this Award in accordance with the requirements of Code Section 83(b).
6.Dividends and Voting Rights. All dividends and other distributions made with respect to Restricted Stock registered in the Participant's name will accrue and will be payable at such time as the shares of Restricted Stock vest and the restrictions thereon lapse. The Participant is entitled to vote or execute proxies with respect to such registered Restricted Stock, unless and until the Restricted Stock is forfeited.
7.Delivery of Shares. The Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.
8.Notices. Unless the Company notifies the Participant in writing of a different procedure, any notice or other communication to the Company with respect to this Agreement or the Plan shall be in writing addressed to the Corporate Secretary of the Company and shall be: (a) by registered or certified United States mail, postage prepaid, to 5875 North Sam Houston Parkway West, Suite 400, Houston, Texas 77086; or (b) by hand delivery or otherwise to 5875 North Sam Houston Parkway West, Suite 400, Houston, Texas 77086. Any such notice shall be deemed effectively delivered or given upon receipt.
Notwithstanding the foregoing, in the event that the address of the Company’s principal executive offices is changed prior to the date of any settlement of this Award, notices shall instead be made pursuant to the foregoing provisions at the then current address of the Company’s principal executive offices.
Any notice or other communication to the Participant with respect to this Agreement or the Plan shall be given in writing and shall be deemed effectively delivered or
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given upon receipt or, in the case of notices mailed by the Company to the Participant, five days after deposit in the United States mail, postage prepaid, addressed to the Participant at the address specified at the end of this Agreement or at such other address as the Participant hereafter designates by written notice to the Company.
9.Assignment of Award. Except as otherwise permitted by the Committee and as provided in the immediately following paragraph, the Participant’s rights under the Plan and this Agreement are personal, and no assignment or transfer of the Participant’s rights under and interest in this Award may be made by the Participant other than by a domestic relations order. This Award is payable during his or her lifetime only to the Participant, or in the case of the Participant being mentally incapacitated, this Award shall be payable to his or her guardian or legal representative.
The Participant may designate a beneficiary or beneficiaries to whom this Award under this Agreement, if any, will pass upon the Participant’s death and may change such designation from time to time. The Participant may change his or her beneficiary without the consent of any prior beneficiary by filing a new designation with the Company. The last such designation that the Company receives in accordance with the foregoing provisions will be controlling. Following the Participant’s death, this Award, if any, will pass pursuant to the most recent beneficiary designation provided to the Company or its representative, and such person will be deemed the Participant for purposes of any applicable provisions of this Agreement. If no such designation is made or if the designated beneficiary does not survive the Participant’s death, this Award shall pass to the Participant's estate.
10.Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Participant may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted in Paragraph 9 of this Agreement.
11.No Service as Director Guaranteed. No provision of this Agreement shall confer any right upon the Participant to continued service with the Company as a Director.
12.Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas, excluding any choice of law provision thereof that would result in the application of the laws of any other jurisdiction.
13.Amendment. Except as set forth herein, this Agreement cannot be modified, altered or amended except by an agreement, in writing, signed by both the Company and the Participant.
14.Entire Agreement. This Agreement, together with the applicable provisions of the Plan, constitute the entire agreement of the Company and the Participant with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, regarding the subject matter hereof.
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[Signature Page Follows]

OCEANEERING INTERNATIONAL, INC.

Award Date:	By:
Jennifer F. Simons
Senior Vice President, Chief Legal Officer
and Secretary
The Participant hereby accepts the foregoing Nonemployee Director Restricted Stock Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

PARTICIPANT:

Date:
Participant’s Address:

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